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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) October 28, 1997
                                                      ----------------

                           Statewide Financial Corp.
                           -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, October 28, 1997, announcing its third quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99                    Press Release dated Tuesday,
                                        October 28, 1997 announcing
                                        Registrant's third quarter
                                        earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    November 3, 1997              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer



                                 EXHIBIT INDEX
                                 -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Press Release dated Tuesday, October 28, 1997 announcing Registrant's third quarter earnings.


     FOR IMMEDIATE RELEASE              Contact:  Augustine F. Jehle
     October 28, 1997                                  201-795-4000
                                                  Anthony S. Cicatiello
                                                  732-382-1066, ext. 234

           Statewide Financial Corp. Announces Third Quarter Earnings
                               of $0.33 Per Share

     Jersey City, N.J., October 28, 1997 -- Statewide Financial Corp. (Nasdaq: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported net income for the third quarter of 1997 of $1,382,000, or $0.33 per share, compared to $1,205,000, or $0.26 per share, for the same quarter in 1996, as adjusted for a one-time charge, and compared to $1,391,000, or $0.33 per share, for the preceding quarter of this year. Earnings during the third quarter of 1996 were affected by a one-time industry-wide assessment on thrift institutions to recapitalize the Savings Association Insurance Fund (SAIF). The impact of this charge has been added back to the prior-year results in order to normalize these comparisons.

     Net income for the nine months ended September 30, 1997 was $4,157,000, or $0.98 per share, compared to net income of $3,564,000, or $0.74 per share, for the same period in 1996, excluding the SAIF assessment. Inclusive of the one-time SAIF assessment, Statewide reported a net loss of $492,000, or $0.11 per share, and net income of $1,867,000, or $0.39 per share, for the three and nine months ended September 30, 1996.

     "These results reflect our efforts to steadily grow the Statewide franchise," stated Victor M. Richel, chairman, president and chief executive officer. "We have kept focused in our efforts to profitably penetrate our market more fully. Growth in interest-earning assets continued, as originations of commercial real estate mortgages and business loans move forward at a strong pace." Richel also noted that, "the average balance of these portfolios increased almost 13% during the quarter, partially offsetting principal amortization and prepayments within the one-to-four family mortgage category, which has been affected by refinancing caused by declining interest rates."

     During the third quarter of 1997, the Company continued its emphasis on originating quality commercial mortgages, business loans and consumer loans, while growing core deposits. Low interest rates during the quarter helped the Company toward its goal of reducing higher-costing certificates of deposit, though low rates also contributed to higher principal prepayments for loans and mortgage-backed securities, thereby reducing yields for these assets. The effect to net-interest margins was a reduction of 4 basis points compared to the prior quarter, from 3.77% to 3.73%. However, because of commercial mortgage and commercial and consumer loan growth during the last year, net-interest margin for the quarter ended September 30, 1997 increased 38 basis points over the preceding year's quarter, from 3.35% to 3.73%, and for the nine months then ended, net interest margin increased 37 basis points from 3.39% to 3.76% over the prior year.

     The Company's total assets were $703.1 million at September 30, 1997, compared to $673.2 million at June 30, 1997, and $636.0 million at December 31, 1996. The period-ended balances increased $29.9 million between June 30, 1997 and September 30, 1997, principally because of securities investments late in the quarter. The average balance of interest-earning assets grew $3.5 million during this period, including $3.0 million, or 12.8%, in the commercial-mortgage and business-loan portfolios; $1.9 million, or 212.9%, in the construction portfolio; $1.3 million, or 3.6%, in the consumer-loan portfolio; and $1.9 million, or 0.6%, in the mortgage-backed and debt-investment portfolios. Partially offsetting this was a decrease of $5.0 million, or 1.9%, in the average balance of the residential one-to-four family mortgage portfolio, due to principal amortization and prepayments.

     Assets at September 30, 1997 were $67.1 million more than those at December 31, 1996. The greatest portion of this increase was growth in the investment portfolio, despite higher prepayments from these securities, as the Company invested in securities which provided better returns and durations than those that would have been provided by originating one-to-four family residential real estate mortgages in this tightened interest rate environment. During the nine-month period, and also to a greater extent during the third quarter ending September 30, 1997, the lower interest rate environment caused higher prepayments in the residential mortgage, and other loan categories, which slowed the growth in the loan portfolio.

     Borrowed funds were $188.1 million at September 30, 1997. Of this amount, $42.1 million mature within 30 days, and an additional $28.0 million, at an interest rate of 5.54%, is callable at the lender's option within 90 days, and quarterly thereafter for three years. During the third quarter, the Company borrowed $58.0 million for a term of five years, callable at the lender's option after one year, and quarterly thereafter, at an interest rate of 5.43%. Total borrowed funds increased $34.2 million over the preceding quarter, and $80.9 million over December 31, 1996. The increases were used to support asset growth in line with the Company's strategy to leverage its excess capital, and in part, to liquidate certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates. The Company's strategy is to not match aggressive rates unless management believes that relationships with deposit holders who have other deposit or loan relationships are in jeopardy.

     Deposits totaled $442.5 million at September 30, 1997, as compared to $448.5 million at June 30, 1997 and $457.1 million at December 31, 1996. These reductions occurred from higher-costing certificates of deposit. Lower-costing core deposits increased $2.5 million, or 1.0%, from June 30, 1997, and $6.5 million, or 2.6%, from December 31, 1996. Core deposits continue to grow as marketing efforts and new customer relationships develop, while controlled runoff of certificates of deposit continue as a result of not aggressively pricing these instruments.

     Shareholders' equity increased $0.3 million during the quarter to $65.8 million at September 30, 1997, from $65.5 million at June 30, 1997, but decreased $1.1 million from $66.9 million at December 31, 1996. The increase from the preceding quarter resulted primarily from current quarter net income of $1.4 million, and an increase of $1.1 million (net of tax) in the September 30, 1997 market value of the Company's investment portfolio over the prior quarter valuation, partially offset by the repurchase and retirement of 111,000 shares of the Company's stock and the payment of a quarterly dividend. The decrease from December 31, 1996 resulted primarily from the repurchase and retirement of 345,727 shares of the Company's stock and the payment of three quarterly dividends, partially offset by net income of $4.2 million, an increase of $1.0 million (net of tax) in the market value of the Company's investment portfolio over the December 31, 1996 valuation and allocations of ESOP shares and other employee benefit plans during the period.

     The results of operations for the three and nine months ended September 30, 1997 reflect increases in net-interest income, after provisions for loan losses, of $0.6 million and $2.5 million respectively, from the same periods a year ago. The increases reflect growth in average loans and investment securities at higher yields, partially offset by an increase in borrowing cost due to increased borrowing levels. The net interest margin for the quarter ended September 30, 1997 was 3.73%, an increase of 38 basis points over the same period the previous year. For the nine months ended September 30, 1997, the net interest margin was 3.76%, compared to 3.39% for the same period the previous year.

     Net interest income after provisions for loan losses, for the three months ended September 30, 1997, decreased $0.1 million, or 2.2%, from the prior quarter. Higher volume of loan and mortgage-backed security prepayments, partially offset by reductions in cost of core deposits and decreases in higher-yielding certificates of deposit, primarily contributed to this decrease and caused the slight constriction in the current quarter net interest margin as compared to that of the prior quarter. The net interest margin for the quarter ended September 30, 1997 was 3.73%, compared to 3.77% for the quarter ended June 30, 1997.

     Non-interest income totaled $401,000 for the three months, and $1.2 million for the nine months, ended September 30, 1997, $31,000 and $0.4 million less than the same periods the previous year. These decreases resulted from unaccrued interest income being realized during the preceding year's periods, with no like events occurring during this current year. Excluding these items, non-interest income increased $9,000, or 2%, and $117,000 or 11%, respectively, for the three- and nine-month periods ended September 30, 1997, as compared to the same periods the previous year. These increases for the periods resulted primarily from increased deposit account maintenance, and service fees and earnings related to annuity sales, partially offset by lower mortgage late charges. During the third quarter of 1997, non-interest income increased $11,000 over the preceding quarter of 1997 as a result of higher deposit account maintenance and service fees, partially offset by lower mortgage late charges and annuity fees.

     Last year, during the quarter ended September 30, 1996, the Company incurred a loss of $21,000 on sales of mortgage-backed securities, and recognized a charge of $1,074,000 for the reduction in value of securities identified for sale during that period, and sold during the fourth quarter of 1996. Proceeds from the sales were used to fund loan growth, with the remaining amounts used to reduce borrowing levels during those periods, until market conditions allowed for redeployment. No like event occurred during this current year.

     Non-interest expense for the three and nine months ended September 30, 1997 totaled $4.2 million and $12.7 million respectively, as compared to $4.0 million and $11.8 million for the same periods the previous year, exclusive of the one-time SAIF assessment. The current year increases over the same periods the previous year reflect staffing and support costs necessary to meet the Company's commercial, retail and productivity targets, and to position the Company for continued growth and increased profitability. Current year periods fully reflect staffing costs for commercial and institutional loan officers and support hired subsequent to September 30, 1996. In addition, expenses in the current-year periods fully reflect the costs related to two new branches opened during 1996, whereas there is limited or no expense for these new offices in the prior-year periods. These periods also reflect increased furniture, fixtures and equipment, data processing and other operational costs incurred for the refurbishment of existing facilities and installation of a new operating system, which were performed during the second half of 1996. The current year nine-month period also fully includes costs for the Recognition and Retention Plans for Directors, Executive Officers and Employees, whereas it is only partially reflected in the previous year's nine-month period, and the current year, three-month period reflects higher costs related to the Company's ESOP program over the same period the year before. Partially offsetting these expense increases for the three-and nine-month periods ending September 30, 1997 was a lower assessment rate for deposit insurance.

     Non-interest expense for the current quarter was $0.1 million less than the $4.3 million incurred for the three months ended June 30, 1997. Reductions in the current quarter, as compared to the preceding quarter, reflected lower salary and benefit expenses due to increased deferred costs related to the origination of loans during the period, lower benefit plan expenses, professional fees and data processing expenses.

     Income tax expense for the three and nine months ended September 30, 1997 reflects the tax on those periods' income at the Company's effective tax rate. The tax benefit received for the three and nine months ended September 30, 1996 reflects the tax effect of the loss incurred for the third quarter of 1996, along with a reversal of a $702,000 tax liability previously established, which expired during the third quarter of 1996.

     Statewide Financial Corp., headquartered in Jersey City, is the holding company for Statewide Savings Bank S.L.A., which maintains 16 branches in Hudson, Union, Bergen and Passaic counties. Statewide Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).


     SELECTED FINANCIAL CONDITION DATA

     dollars in thousands, except
     per share data
                                  September 30, December 31,
                                       1997         1996

     Total Assets                   $ 703,112   $ 636,042
     Loans, Net                     $ 329,059   $ 325,470
     Debt and Equity Securities     $  26,956   $  40,243
     Mortgage-backed Securities     $ 316,412   $ 240,974
     Other Real Estate Owned, Net   $     236   $     563
     Total Deposits                 $ 442,456   $ 457,056
     Borrowed Funds                 $ 188,050   $ 107,200
     Shareholder's Equity           $  65,812   $  66,935
     Book Value per share           $   14.34   $   13.63


     SELECTED OPERATING DATA

     dollars in thousands, except per
     share data
                                      For the Three      For the Nine
                                       Months Ended      Months Ended
                                      September 30,     September 30,
                                      1997     1996     1997     1996
                                      ----     ----     ----     ----
     Interest Income                 $12,569 $11,853  $37,746   $34,135
     Interest Expense                  6,447   6,365   19,116    18,033
                                     ------- -------  -------   -------
     Net Interest Income               6,122   5,488   18,630    16,102
     Provision For Loan Losses           125     125      375       375
                                     ------- -------  -------    ------
     Net Interest Income After
      Provision For Loan Losses        5,997   5,363   18,255    15,727
     Non-interest Income                 401     432    1,164     1,612
     Net-Loss on Sale of Investment
      Securities                           0  (1,095)       0    (1,095)
     Foreclosed Real Estate Expense,
      Net                                 11      17       25        74
     FDIC SAIF Assessment                  0   2,651        0     2,651
     Other Non-interest Expense        4,162   3,955   12,715    11,757
                                     ------- -------  -------   -------
     Income (Loss) Before Income
      Taxes                            2,225  (1,923)   6,679     1,762
     Income Tax Expense (Benefit)        843  (1,431)   2,522      (105)
                                     ------- -------  -------   -------
     Net Income (Loss)               $ 1,382 $  (492) $ 4,157   $ 1,867
                                     ======= =======  =======   =======

     Earnings (Loss) per share       $   .33 $  (.11) $   .98   $   .39
                                     ======= =======  =======   =======

     Weighted Average Number of
       Shares Outstanding         4,170,202 4,658,450 4,251,976 4,788,980


     SELECTED FINANCIAL RATIOS(1):
                                        At or For        At or For
                                        the Three        the Nine
                                       Months Ended    Months Ended
                                      September 30,    September 30,

                                      1997     1996     1997    1996
                                      ----     ----     ----    ----
     Return on Average Assets           .81%   (.29%)    .82%     .38%
     Return on Average Equity          8.62%  (3.07%)   8.65%    3.66%
     Equity to Assets                  9.36%   9.87%    9.36%    9.87%
     Net Interest Rate Spread (2)      3.27%   2.93%    3.31%    2.93%
     Net Interest Margin (3)           3.73%   3.35%    3.76%    3.39%
     Non-Interest Income to Average
       Assets                           .23%    .26%     .23%     .33%
     Non-Interest Expense to Average
       Assets, Exclusive of SAIF
       Assessment Charge               2.44%   2.36%    2.50%    2.42%
     Efficiency Ratio, Exclusive of
       SAIF Assessment Charge (4)     65.22%  69.02%   65.61%   70.53%
     Average Interest-Earning Assets
       to Average Interest-Bearing
       Liabilities                   112.03% 110.98%  111.53%  112.09%



                                   September 30, December 31,
                                        1997         1996
                                        ----         ----
     REGULATORY CAPITAL RATIOS:
     Tangible Capital Ratio             8.37%        9.41%
     Core Capital Ratio                 8.37%        9.41%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total
       Net Loans                         .74%         .84%
     Non-Performing Loans to Total
       Assets                            .35%         .43%
     Non-Performing Assets to Total
       Assets                            .38%         .52%
     Allowance for Loan Losses to
       Non-Performing Loans           114.08%       95.43%
     Allowance for Loan Losses to
       Total Net Loans                   .85%         .80%

     OTHER DATA:
     Number of Deposit Accounts        54,667       53,695
     Number of Offices                     16           16


     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.
     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.